                         EXHIBIT (23)(d)

                 CONSENT OF INDEPENDENT AUDITORS
                 -------------------------------


             We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated January 17, 1995, except for the last paragraph of
Note 5, as to which the date is February 23, 1995, with respect to the consolidated financial statements of Fourth Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of Boatmen's Bancshares, Inc. for the registration of 240,004 shares of its common stock, and related preferred share purchase rights.


                                  /s/ Ernst & Young LLP

                                    ERNST & YOUNG LLP


Wichita, Kansas
January 24, 1996